ALL AMERICAN SEMICONDUCTOR, INC. AND SUBSIDIARIES                   EXHIBIT 11.1

STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS (UNAUDITED)

                                                  QUARTERS                NINE MONTHS
PERIODS ENDED SEPTEMBER 30                      2000         1999         2000         1999
-------------------------------------------------------------------------------------------

BASIC EARNINGS PER SHARE:
-------------------------
Net Income ............................   $4,741,000   $  502,000   $8,900,000   $  943,000
                                          ==========   ==========   ==========   ==========

Weighted Average Shares Outstanding ...    3,844,454    3,922,838    3,820,112    3,932,527
                                          ==========   ==========   ==========   ==========

Basic Earnings Per Share ..............        $1.23         $.13        $2.33         $.24
                                               =====         ====        =====         ====

DILUTED EARNINGS PER SHARE:
---------------------------

Net Income ............................   $4,741,000   $  502,000   $8,900,000   $  943,000
                                          ==========   ==========   ==========   ==========

Weighted Average and Dilutive Shares:
  Weighted average shares outstanding .    3,844,454    3,922,838    3,820,112    3,932,527
  Dilutive shares .....................      450,738           --      320,536           --
                                          ----------   ----------   ----------   ----------
                                           4,295,192    3,922,838    4,140,648    3,932,527
                                          ==========   ==========   ==========   ==========

Diluted Earnings Per Share ............        $1.10         $.13        $2.15         $.24
                                               =====         ====        =====         ====